As filed with the Securities and Exchange Commission on November 9, 2004

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COOPER INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0355628 (I.R.S. Employer Identification No)

600 Travis, Suite 5800 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

COOPER INDUSTRIES, INC.
AMENDED AND RESTATED
STOCK INCENTIVE PLAN

Diane Kosmach Schumacher
Senior Vice President, General Counsel
and Chief Compliance Officer
600 Travis, Suite 5800
Houston, Texas 77002
(Name and address of agent for service)
(713) 209-8400
(Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered (1) (2)	per unit(3)	offering price	registration fee

Class A Common Shares, par value US$.01 per share (including the associated preferred share purchase rights)	5,000,000 shares	$63.19	$315,950,000	$40,030.87

Notes:

1. Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 5,000,000 Class A common shares in addition to shares previously registered under Registration Statements Nos. 333-08277 and 333-64400.

2. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan.

3. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low sales prices of $64.56 and $61.82 per Cooper Class A common share as reported on the New York Stock Exchange on November 2, 2004.

As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Statements Nos. 333-08277 and 333-64400 on Form S-8.

Item 8. Exhibits.
SIGNATURES
Opinion of Appleby Spurling Hunter
Consent of Ernst & Young LLP
Consent of Bates White, LLC
Powers of Attorney

PART II

Information Required in the Registration Statement

Explanation Note Under General Instruction E

     This Registration Statement on Form S-8 is filed to register 5,000,000 additional Cooper Industries, Ltd. Class A common shares, par value $.01 per share, which have been reserved for issuance under the Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (the “Plan”). This increase was approved by Cooper’s Board of Directors on February 11, 2004, subject to approval by Cooper shareholders. On April 27, 2004, Cooper shareholders approved the increase in the number of shares reserved for issuance under the Plan. A total of 12,000,000 shares reserved under the Plan have previously been registered on Registration Statements Nos. 333-08277 and 333-64400, filed on July 17, 1996 and July 2, 2001, respectively. Pursuant to and as permitted by General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-08277 and 333-64400 are hereby incorporated by reference herein, and the opinion and consents listed at Item 8 below are annexed hereto.

Item 8. Exhibits.

The following is a list of exhibits filed with this Registration Statement:

Number	Description
4.1	Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (incorporated herein by reference to Appendix B to Cooper’s Proxy Statement for the Annual Meeting of Shareholders held on April 27, 2004).
5.1	Opinion of Appleby Spurling Hunter.
23.1	Consent of Appleby Spurling Hunter (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Bates White, LLC.
24.1	Powers of Attorney from members of Cooper’s Board of Directors.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 9, 2004.

COOPER INDUSTRIES, LTD.
By:	/s/ Diane K. Schumacher
Diane K. Schumacher
Senior Vice President, General Counsel and Chief Compliance Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ H. John Riley, Jr. H. John Riley, Jr.	Director, Chairman of the Board and Chief Executive Officer	November 9, 2004

/s/ Terry A. Klebe Terry A. Klebe	Senior Vice President and Chief Financial Officer	November 9, 2004

/s/ Jeffrey B. Levos Jeffrey B. Levos	Vice President and Controller (Principal Accounting Officer)	November 9, 2004

*/s/ Stephen G. Butler Stephen G. Butler	Director	November 9, 2004

*/s/Robert M. Devlin Robert M. Devlin	Director	November 9, 2004

*/s/ Ivor J. Evans Ivor J. Evans	Director	November 9, 2004

*/s/ Clifford J. Grum Clifford J. Grum	Director	November 9, 2004

*/s/ Linda A. Hill Linda A. Hill	Director	November 9, 2004

*/s/ James J. Postl James J. Postl	Director	November 9, 2004

*/s/ Dan F. Smith Dan F. Smith	Director	November 9, 2004

*/s/ Gerald B. Smith Gerald B. Smith	Director	November 9, 2004

*/s/ James R. Wilson James R. Wilson	Director	November 9, 2004

* by:	/s/ Diane K. Schumacher

Diane K. Schumacher Pursuant to Powers of Attorney filed as Exhibit 24.1

INDEX TO EXHIBITS

Number	Description
4.1	Cooper Industries, Inc. Amended and Restated Stock Incentive Plan (incorporated herein by reference to Appendix B to Cooper’s Proxy Statement for the Annual Meeting of Shareholders held on April 27, 2004).
5.1	Opinion of Appleby Spurling Hunter.
23.1	Consent of Appleby Spurling Hunter (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
23.3	Consent of Bates White, LLC.
24.1	Powers of Attorney from members of Cooper’s Board of Directors.